UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)
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AMERUS GROUP CO.

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Filed by: AmerUs Group Co.
Pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: AmerUs Group Co.
Commission File No. 001-15166
On August 11, 2006, AmerUs Group Co. (the “Company”) posted the following questions and answers on its internal website. These questions and answers provide the Company’s employees with information on the acquisition of the Company by Aviva plc.

Acquisition Q&A for Employees
A new Questions and Answers document, <link to AmerUs Employee Q&A August 11 Final>, is now available for your review. It addresses over 20 questions submitted by employees about a variety of issues related to the pending acquisition.
Employees’ questions which have already been addressed in a previous Q&A are not restated in this current version. As you may have noticed, the left-hand navigation on AmerUs Today includes a selection for “Aviva Acquisition”. If you choose that link, you’ll be able to view previous articles and Q&As published on AmerUs Today about the acquisition.
Question boxes are now available at all locations for employees to use. Please continue to submit your questions about the acquisition. Additional Q&As will be posted on AmerUs Today on a regular basis.

Aviva Acquisition
Questions and Answers
August 11, 2006
1. Where is Aviva’s presence largest? And are job transfers to other countries encouraged?
Aviva has a presence in more than 25 countries. Worldwide business mix in 2005 by geography was 49% UK, 43% Continental Europe and 8% in the rest of the world. While there haven’t been any specific conversations about international job transfers, it is not uncommon for Aviva to move key people between locations.
2. What does “plc” mean in Aviva plc?
“PLC” stands for Public Limited Company, and is a common United Kingdom (U.K.) term for companies that are publicly traded.
3. Why did the stock offering drop from $72 — $74 (as reported on the internet) to $68?
The $72-$74 price range, as well as the $68 quote, was erroneously reported by the press. A per share cash price of $69 was approved by the boards of directors of both AmerUs Group and Aviva plc.
4. Will there be any immediate changes here due to cultural differences?
Aviva’s published values – progressiveness, integrity, performance, and teamwork – are fully embraced by AmerUs. As the management teams from Aviva and AmerUs have had an opportunity to meet, both have observed the strong similarities between our cultures. AmerUs believes its employees are focused on performance, adaptable to change and possess a strong work ethic. We would anticipate the combined organization to continue exhibiting those same cultural characteristics.
5. Approximate time until change plan begins?
The integration planning efforts are anticipated to begin in earnest following receipt of antitrust approvals. Any restructuring related to the acquisition will be implemented after the close of the transaction and could take months before completion.
6. If you are going to look at redundancies and efficiencies what does that mean to existing initiatives going on within AmerUs today?
At the time the acquisition was announced, AmerUs was already involved with a number of operational improvement initiatives designed to move the annuity and life segments closer to common practices, processes and systems. Those initiatives are still underway and any restructuring that might result from those efforts will be considered as part of the overall restructuring plan.

7. An analyst mentioned this was a “minor” deal for Aviva regarding other potential US acquisitions, are other larger acquisitions planned?
The analyst comment was simply in reference to Aviva’s asset size (approximately $577 billion) compared to AmerUs Group’s assets (approximately $25 billion). Aviva believes AmerUs Group provides an excellent platform that can achieve substantial growth in the U.S. marketplace. As such, no additional acquisitions in the U.S. are currently being considered.
8. How much is a UK pound compared to an American dollar?
$1 in the US currently converts to £0.53 British Pound Sterling. Pound Sterling is the currency in Channel Islands, Isle of Man, and United Kingdom (England, Great Britain, Northern Ireland, Scotland, Wales, GB, GBR, UK). Pound Sterling is also known as the British Pound, the United Kingdom Pound, UKP, STG, the English Pound, British Pound Sterling, BPS, and Sterlings. The symbol for GBP can be written £. Pound Sterling is divided into 100 pence.
9. Will the office in Des Moines be left in downtown Des Moines? Are we going to be moving to another location? If so, when?
The review of our physical facilities is part of the normal planning process. The integration planning efforts will assist us in forecasting the space requirements to support our anticipated growth. A variety of alternatives will be considered.
10. Will those that are identified as “redundant,” be able to apply elsewhere in the organization?
This depends on the individual situation. Employees whose positions are eliminated will have the opportunity to apply for any open positions for which they are qualified across the organization.
11. Will we celebrate the merger?
Upon completion of the transaction we will recognize the momentous event in an appropriate way. It is too early to say what the specific plans might be, but we will certainly stop to recognize the significant milestone in our growth.
12. Aviva’s product mix is 70%/30% Life/Savings and P&C. Will Aviva be offering P&C in the US? Will AmerUs be expanding our servicing to included additional Aviva products? If so, will that fall under the Des Moines headquarters?
One of the benefits of the proposed acquisition is the opportunity for Aviva and AmerUs to review the products and services offered through each organization to see if there are additional opportunities for growth. However, Aviva has indicated that it has no plans for expansion into the property and casualty insurance business in the US.
13. Will we have additional systems?
Probably. During the integration planning process there will be a full review of the systems currently in use and those being considered for the future. While we will likely pursue our strategy of common practices, processes and systems, there are differences between Aviva USA and AmerUs that may warrant continued use of unique systems.

14. Will growth efforts focus on existing lines of business or will Aviva USA look to expand to the variable annuity market as well? If so – through organic growth or by acquisition?
We will bring together the product capability of AmerUs and Aviva USA and that gives us strength in the equity index product, the fixed annuity product, and the universal life product markets. In addition, the protection and structured settlement products from Aviva USA will give us a good product range. At this point we do not see the need to extend in the variable annuity markets: we will focus in the equity index market.
15. Will we continue to focus on the indexed life and annuity product lines?
Yes. Aviva expects AmerUs to expand on its leadership position within the industry for indexed products.
16. Does Aviva market indexed products in other areas of the world?
While Aviva does not offer contracts that have exactly the same structure as the AmerUs index linked products, apart from the current Aviva USA life companies in Boston, several other Aviva companies around the world offer similar products. For example, structured bonds have many similar characteristics to AmerUs index linked products. These products offer a combination of guarantees and index link, supported by investment in derivatives, and are usually for a fixed term of around 5 years. These products are popular in the UK and mainland Europe — in Italy the sales of these products are around 50% of life new business.
17. If Aviva is buying AmerUs stock at $69 a share, what if AmerUs shares drop? Will we still get our shares at $69? What if stocks rise?
If the transaction receives shareholder and regulatory approvals, shareholders who own AmerUs Group common stock on the record date will receive $69 in cash for each share of AmerUs Group common stock, regardless of the then current market price.
18. Compensation and Benefits: A series of questions have been submitted regarding anticipated changes to the AmerUs compensation and benefit programs, as well as questions related to the Aviva compensation and benefit programs and how the two compare. The specific questions asked comprise of the following:
Compensation
•	In the meeting it was addressed that the bonus for the coming year is okay. However, it wasn’t mentioned if we would continue to get bonuses in the coming years. Will be bonuses be eliminated?

•	Will our minimum raise be higher than 3% once Aviva takes over AmerUs?

•	Do the employees in England get paid more than us? Are salaries comparable?

Benefits
•	Will I continue to have the option to purchase supplemental life insurance?

•	What are Aviva’s current benefits and vacation? · How do benefits compare between the companies – cost of insurance, paid holidays, etc?

•	What will this acquisition do to our benefits?

•	Will we have Aviva benefits next year? If so, how big of a change will it be?

•	How will our benefits be affected? Will we adopt changes to policies to be in line with Aviva USA or will Aviva USA adjust to be more like our current programs?

•	How will retirement benefits be affected?

•	How will medical coverage at retirement be affected?

•	AmerUs has a retirement benefit of $1,000 per year of service towards medical. Will this still be offered?

•	Will there be a new pension plan?

•	Can we carry over vacation or will we lose it?

•	Will flex hours still be offered?
The compensation and benefit programs offered by AmerUs and Aviva will be reviewed and compared as part of the integration. The “pay-for-performance” philosophy utilized by both companies will continue. In addition, compensation and benefit programs will remain competitive with comparable jobs in the area.
As part of the definitive agreement it was determined that no significant changes, in the aggregate, to our employee compensation and benefit programs will be made for a period of 24 months following the closing. Please remember that in the ordinary course of business AmerUs evaluates compensation administration and benefit plan programs on an annual basis in order to remain competitive and manage costs. As a result, changes comparable to those that have occurred in the past can be expected to also take place in 2007.
19. 401(k): A series of questions have also been submitted regarding anticipated changes to the All*AmerUs Savings & Retirement Plan. The specific questions asked comprise of the following:
•	Will shares of Aviva plc be available to purchase through our 401(k) plan?

•	Aviva USA’s 401(k) is managed by Vanguard. Will our 401(k) plan eventually change from JPMorgan to Vanguard? Will we be forced to roll over our monies?

•	Will we still have 401(k) matching?

•	Will we see money from the sale since we have stock in the 401(k)? Will we get cash from the sale?

•	Please explain the ESOP funds and how the price of stock figures in and how we can calculate the amount our stock will be worth.

•	Will we receive cash for our ESOP?

•	Do we have to reinvest the money we get from our stock?
As stated above, the benefit programs offered by AmerUs and Aviva will be reviewed and compared as part of the integration. No significant changes, in the aggregate, to our employee compensation and benefit programs (including the 401(k)) will be made for a period of 24 months following the closing.

The AmerUs stock in employees’ retirement programs will be converted to cash shortly after close of the transaction. Employees will then have the opportunity to reallocate the proceeds from the sale of their AmerUs stock into any of the other investment choices available in those plans. If you do not reallocate the proceeds they will automatically be invested in the default fund (American Century Stable Asset Fund in the 401(k) and American Century Premium Money Market -Investment Fund in the Excess Benefit Plan and SERP).
The value of your stock can be calculated by multiplying the number of shares of AmerUs Group Common stock — Company Stock Fund and ESOP Fund — in your 401(k) at the time of closing by $69.
20. Will there be exit packages for employees downsized from redundancies? Will severance packages be what AmerUs has today or will different packages be offered?
Yes, employees who experience position elimination as a result of the integration will be eligible to receive an exit package. The current AmerUs Group Severance and Transition Plan is in effect through December 31, 2006 and is located on AmerUsToday. We will continue to be responsive to the needs of affected employees and provide various severance and transition benefits consistent with those offered by AmerUs in the past. Additionally, our agreement with Aviva assures that the exit packages offered for 24 months after the closing of the merger will be at least as favorable as the current exit packages.
21. If jobs are eliminated, who will go first, the ones that have a lot of years of service? When you identify the areas that you will need to choose what employees you will retain, will we have to go through an interviewing process as if we were applying for the job or will be decision be made strictly off our records?
Once the new organizational structure has been determined, the number, type and location of positions will be determined. The next step will be to formally assess the skills, experience and capabilities of employees to determine those most qualified for the positions.
22. If I do retain a position and continue with Aviva will I keep my seniority or does it start over?
Current years of service will continue to be used to determine plan eligibility and vesting for all existing plans.

Additional Information and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed acquisition of AmerUs Group Co. by Aviva plc. In connection with the proposed acquisition, AmerUs Group will file with or furnish to the Securities and Exchange Commission all relevant materials, including a proxy statement on Schedule 14A. SECURITY HOLDERS OF AMERUS GROUP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING AMERUS GROUP’S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed or furnished by AmerUs Group at the Securities and Exchange Commission’s web site at www.sec.gov. In addition, free copies of the proxy statement (when it becomes available) and other documents will also be available on AmerUs Group’s website at www.amerus.com. The proxy statement and other relevant documents may also be obtained for free from AmerUs Group by directing such request to Investor Relations, AmerUs Group, PO Box 1555, Des Moines, Iowa 50306-1555. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.
Participants in Solicitation
AmerUs Group and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers is included in AmerUs Group’s Proxy Statement for its 2006 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on March 29, 2006, and information concerning all of AmerUs Group’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from AmerUs Group at www.amerus.com or by directing such request to the address provided in the section above.
Cautionary Statement Regarding Forward-Looking Statements
This document contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” and other similar and related expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on AmerUs Group. Such forward-looking statements are not guarantees of future events. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors: (1) the shareholders of AmerUs Group may not approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special shareholder meeting; (2) the parties may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; (3) the parties may be unable to complete the merger because, among other reasons, conditions to the closing of the merger may not be satisfied or waived; or (4) other factors that may be referred to in AmerUs Group’s reports filed with or furnished to the Securities and Exchange Commission from time to time. There can be no assurance that other factors not currently anticipated by AmerUs Group will not materially and adversely affect future events. Security holders are cautioned not to place undue reliance on any forward-looking statements made by AmerUs Group or on its behalf. Forward-looking statements speak only as of the date the statement was made. AmerUs Group undertakes no obligation to update or revise any forward-looking statement.